UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2004

ART TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26679	04-3141918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On December 22, 2004, we entered into the Seventh Loan Modification Agreement with our bank, Silicon Valley Bank. This modification agreement amended the Amended and Restated Loan and Security Agreement dated as of June 13, 2002 between us and the bank, as previously amended, as follows:

•	The expiration date of the revolving credit facility was extended from December 25, 2004 to December 24, 2005;

•	Covenants in the existing agreement relating to minimum compensating balances, liquidity and profitability were revised; and

•	Our subsidiary Primus Knowledge Solutions, Inc. was added as a guarantor.

     We agreed to pay the bank a modification fee of $75,000 and to reimburse the bank for its reasonable legal fees and expenses incurred in connection with the amendment of the existing loan documents.

     At December 22, 2004, we had no borrowings outstanding, the bank had issued letters of credit in the aggregate amount of approximately $9.1 million for our account under the facility, and approximately $10.9 million was available under the facility.

Item 2.03 Creation of a Direct Financial Obligation.

     Under the revolving credit facility contemplated by our Amended and Restated Loan and Security Agreement dated June 13, 2002 with our bank, as previously amended and as further amended by the Seventh Loan Modification Agreement described above, we may from time to time incur direct financial obligations to the bank that are material in amount. These obligations may arise from our receipt of advances under the revolving credit facility, from the issuance by the bank for our account of letters of credit, or by reason of our incurrence of fees or other charges payable to the bank under the terms of the agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.

Date: December 27, 2004	By:	/s/ Edward Terino

Edward Terino

Senior Vice President and Chief Financial Officer